Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-___) pertaining to the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan for the registration of 250,000 shares of Bakers Footwear Group, Inc.’s common stock of our report dated March 9, 2005 (except for paragraphs 1 and 2 of Note 20, as to which the dates are March 10, 2005 and March 31, 2005, respectively), with respect to the financial statements of Bakers Footwear Group, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
September 20, 2005